AETNA MONEY MARKET FUND
File No. 811-6352
Attachment for the period ending October 31, 1996

Item 77c.

(a)     The Special Meeting of the Shareholders of Aetna Money
	Market Fund  ("the Fund") was held on July 26, 1996

(b)     At the meeting, the following Directors were elected:

				Morton Ehrlich
				Maria T. Fighetti
				David L. Grove
				Timothy A. Holt
				Daniel P. Kearney
				Sidney Koch
				Shaun P. Mathews
				Corine T. Norgaard
				Richard G. Scheide

(c)     Shareholders were asked vote on the following proposals:


1) To elect nine Directors to serve until their successors are elected and qualified.

		    AFFIRMATIVE VOTES        NEGATIVE VOTES
Morton Ehrlich       246,511,325.611         3,425,779.049
Maria T. Fighetti    246,434,085.663         3,547,018.997
David L. Grove       246,334,076.793         3,603,027.867
Timothy A. Holt      246,343,431.109         3,502,673.551
Daniel P. Kearney    246,071,037.916         3,866,066.744
Sidney Koch          245,846,773.513         4,090,331.147
Shaun P. Mathews     246,495,344.966         3,441,759.694
Corine T. Norgaard   245,792,612.692         4,144,491.968
Richard G. Scheide   246,544,259.704         3,392,844.956


2) Approve or disapprove a Subadvisory Agreement among the Fund, Aetna Life Insurance and Annuity Company ("Aetna"), and Aetna's affiliate, Aeltus Investment Management, Inc.

		       AFFIRMATIVE VOTES    NEGATIVE VOTES
			232,247,454.287     7,370,035.396


3) Approve or disapprove a new Investment Advisory Agreement between the Fund and Aetna, the Fund's current investment adviser.

			AFFIRMATIVE VOTES   NEGATIVE VOTES
			 231,719,402.051    7,808,901.539







EX99.131